Location/Identification

MINFILE Number: 092N 037

Name(s): **STANDARD (L.1176)**
FEDERAL (L.1179), ARGO 1,3, LANGARA 1-7, ARGO (L.1177), MARY (L.1178)

Status:	Prospect	**Mining Division:**	Clinton
Mining Method	Underground	**Electoral District:**	Cariboo South
Regions:	British Columbia	**Forest District:**	Chilcotin Forest District
BCGS Map:	092N047		
NTS Map:	092N07E	**UTM Zone:**	10 (NAD 83)
Latitude:	51 29 02 N	**Northing:**	5704853
Longitude:	124 36 04 W	**Easting:**	388827
Elevation:	1798 metres		
Location Accuracy:	Within 500M		

Comments: Located on adit on Crown Granted Lot 1176, 5 kilometres west of Ottarasko Creek, 45 kilometres south of the community of Tatla Lake (Assessment Report 17980, Figure 4).

Mineral Occurrence

Commodities: Gold, Silver, Copper

Minerals

Significant:	Arsenopyrite, Pyrite, Chalcopyrite
Associated:	Quartz
Alteration:	Quartz, Pyrite, Limonite, Malachite
Alteration Type:	Silicific'n, Pyrite, Oxidation
Mineralization Age:	Unknown

Deposit

Character:	Vein, Disseminated, Massive
Classification:	Hydrothermal, Epigenetic, Replacement
Type:	I02: Intrusion-related Au pyrrhotite veins

Trend/Plunge: 160

Comments: Most mineralized quartz veins trend 160 degrees.

Host Rock

Dominant Host Rock: Metasedimentary

Stratigraphic Age	**Group**	**Formation**	**Igneous/Metamorphic/Other**
Lower Cretaceous	Unnamed/Unknown Group	Unnamed/Unknown Formation	-----
Mesozoic-Cenozoic	-----	-----	Coast Plutonic Complex

Isotopic Age	**Dating Method**	**Material Dated**
-----	-----	-----
-----	-----	-----

Lithology: Siltstone, Sandstone, Argillite, Greywacke, Conglomerate, Quartz Diorite, Mafic Dike

Comments: Mineralization is hosted in quartz veins in Lower Cretaceous metasediments in the altered and hornfelsed aureole of an intrusion.

Geological Setting

Tectonic Belt:	Coast Crystalline	**Physiographic Area:**	Pacific Ranges
Terrane:	Gambier, Plutonic Rocks		

Metamorphic Type: Contact

Comments: In a fold-thrust belt, northeastern margin of Coast Plutonic Complex.

Inventory

Ore Zone: SAMPLE **Year:** 1988
Category: Assay/analysis **Report On:** N
NI 43-101: N

Sample Type: Rock

Commodity	Grade
Copper	0.3000 per cent

Comments: Geochemical analysis, highest value.
Reference: Assessment Report 17980.

Ore Zone: VEIN **Year:** 1988
Category: Assay/analysis **Report On:** N
NI 43-101: N

Sample Type: Rock

Commodity	Grade
Silver	9.8000 grams per tonne
Gold	19.2000 grams per tonne

Comments: Geochemical analysis of 4-centimetre thick quartz vein.
Reference: Assessment Report 17980.

Ore Zone: ADIT **Year:** 1935
Category: Assay/analysis **Report On:** N
NI 43-101: N

Sample Type: Chip

Commodity	Grade
Silver	20.6000 grams per tonne
Gold	15.0000 grams per tonne

Comments: Assayed chip sample of massive mineralization in the Standard adit, taken over 2 metres.
Reference: Minister of Mines Annual Report 1935.

Capsule Geology

The Standard occurrence is one of a group of gold-silver showings which occur in a small area 10 kilometres west of the south end of Tatlayako Lake. Other showings in this group are covered by the Langara (092N 036) and Argo (092N 038) occurrences. Gold was discovered in 1911, although the area was not explored properly until the mid-1930's, and again in 1987 and 1988.

The area lies in the Gambier overlap assemblage between the northeastern margin of the Jurassic to Tertiary Coast Plutonic Complex and the Tchaikazan fault to the northeast (Geological Survey of Canada Open File 1163, Map 1713A). It is located within a complex belt of folds and imbricated, gently southwest-dipping thrust sheets (Geological Survey of Canada Open File 1163, Papers 88-1E, 89-1E; Geology 1991). The thrusting took place in the Late Cretaceous because the thrusts are cut by a quartz diorite intrusion dated at 68 million years by the uranium-lead method on zircon (Geological Survey of Canada Papers 88-1E, 91-2).

The area of economic interest covers several square kilometres immediately south of a creek which flows east-northeast into Ottarasko Creek. The northern part of this area is underlain by a quartz diorite intrusion (which may be related to the 68 million year-old intrusion mentioned above). To the south of the intrusion are Lower Cretaceous siltstone, sandstone, greywacke and conglomerate (informally named the Cloud Drifter Formation in Geological Survey of Canada Papers 88-1E and 89-1E). These rocks contain isoclinal minor folds locally; bedding is obscure and rather irregular. The area also contains numerous, small mafic dykes.

The contact between the intrusion and the sedimentary rocks is irregular due to dyke-like projections and small stocks of quartz diorite, but generally

it trends east-northeast for at least 3 kilometres. The adjacent sedimentary rocks have been strongly altered and hornfelsed by the intrusion for a width of 200 to 300 metres, and it is this zone that contains the most important mineral showings.

The hornfelsed and altered zone is characterized by silicification, pyritization and quartz veining. Fine pyrite and arsenopyrite are pervasive in trace amounts; chalcopyrite is less common. Locally oxidation has produced conspicuous limonitic zones. Quartz veins occupy fractures that cut both the quartz diorite and the sedimentary rocks. The veins are generally between 5 and 10 centimetres thick but may be up to 1.5 metres thick; some display epithermal textures. Some veins trend subparallel to the quartz diorite contact but these are much less mineralized than those that trend between northwest and north-northeast, which may be strongly mineralized with arsenopyrite and pyrite, with minor chalcopyrite and rare malachite.

The Standard occurrence is centred on a short adit in silicified and mineralized siltstone and sandstone, although it is about 500 metres south of the main silicified and pyritized aureole of the quartz diorite intrusion. Arsenopyrite and pyrite mineralization is associated with quartz-filled fractures trending 160 degrees, or it is disseminated in the host rocks, and is traceable for 75 metres over a width of 1 to 2 metres. Some of the mineralization is massive and described as a replacement in argillite; this was assayed at 15 grams per tonne gold and 20.6 grams per tonne silver over 2 metres (Minister of Mines Annual Report 1935). A 4-centimetre thick quartz vein was analyzed at 19.2 grams per tonne gold and 9.8 grams per tonne silver; another sample contained 0.3 per cent copper (Assessment Report 17980).

Bibliography

EMPR AR *1934-F13; *1935-F33; 1937-F34
EMPR GEM 1974-219
EMPR EXPL 1988-C129
EMPR BULL 20 Part 4, p. 37
EMPR ASS RPT *16959, *17980
GSC OF 1163
GSC P 68-33; 88-1E, pp. 185-190; 89-1E, pp. 163-167; 91-2, pp. 109-113
GSC MAP 5-1968; 1713A
GSA GEOLOGY 1991, pp. 941-944

Date Coded:	1985/07/24	**Coded By:**	BC Geological Survey (BCGS)	**Field Check:**	N
Date Revised:	1992/01/13	**Revised By:**	Chris J. Rees(CRE)	**Field Check:**	N